Exhibit 99.1

Press Release	NASDAQ:ABCW
FOR IMMEDIATE RELEASE
Date: June 28, 2011
ANCHOR BANCORP WISCONSIN INC. ANNOUNCES
FOURTH QUARTER & FISCAL YEAR RESULTS
Madison, Wis. — Anchor BanCorp Wisconsin Inc. (ABCW, or the Corporation) today announced a net loss available to common equity of $21.7 million, or $1.02 per common share, for the three months ended March 31, 2011. This compares to a net loss available to common equity of $29.8 million, or $1.40 per common share, for the same time period in 2010. For the twelve months ended March 31, 2011, net loss available to common equity was $54.5 million, or $2.57 per common share, compared to a net loss available to common equity of $190.0 million for the twelve months ending March 31, 2010, or $8.97 per common share.
While the provision for credit losses has significantly improved from fiscal years 2009 and 2010, it continues to be a leading contributor to the net loss of the Corporation’s wholly-owned subsidiary, AnchorBank (Bank). For the fiscal year ended March 31, 2011, the provision was $51.2 million. This was much lower than fiscal 2009 and 2010’s respective $205.7 million and $161.9 million provisions for credit losses.
Additionally, the costs of managing non-performing assets remain elevated as a result of the increased levels of foreclosed properties and repossessed assets on the Bank’s balance sheet. The costs include foreclosure expenses, property taxes, maintenance and management expenses. At March 31, 2011, foreclosed properties and repossessed assets on the Bank’s balance sheet rose to $90.7 million, compared to $55.4 million at March 31, 2010.
“Management continues to make steady progress in executing the Bank’s capital plan,” said Chris Bauer, President and Chief Executive Officer of the Corporation and the Bank. “We continue working to improve the financial and operating performance of the Bank, which will increase the likelihood that we will attract outside capital.”
Although the financial performance of the Bank has improved, ABCW, as the holding company of the Bank, continues to be burdened with significant senior debt and preferred stock obligations. As of March 31, 2011, $116.3 million is owed to various lenders under an Amended and Restated Credit Agreement (Credit Agreement). Interest expense on the Credit Agreement negatively impacted results by $15.0 million for the fiscal year ended March 31, 2011. On May 31, 2011, the various lenders, led by U.S. Bank, agreed to the extension of the Corporation’s Credit Agreement through November 30, 2011. “This extension is an important step in our efforts to raise capital, and we will continue to work closely with U.S. Bank over the next six months,” said Bauer.

In addition, the Corporation has $110 million in preferred stock issued by ABCW in 2009 under the United States Treasury’s Capital Purchase Program (“CPP”). While the Bank has substantial liquidity, it is currently precluded by its regulators from paying dividends to ABCW. As a result, and as permitted under the CPP program, the Corporation has deferred nine quarterly preferred stock dividend payments to the U.S. Treasury.
Highlights for the fourth quarter and the fiscal year ended March 31, 2011, include:
•	Total Risk-Based Capital Ratio for the Bank was at 8.04 percent as of March 31, 2011. Under OTS (Office of Thrift Supervision) requirements, a bank must have a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered adequately capitalized; however, the Bank’s capital ratios remain below the 12 percent level required under the terms of the Cease and Desist Order issued by the Office of Thrift Supervision on June 10, 2009.

•	Total assets declined by 23.1 percent to $3.39 billion as of March 31, 2011, compared to $4.42 billion as of March 31, 2010. The decline was largely due to a $721 million reduction in loans receivable for the year. The decline was driven by scheduled pay-offs, amortizations and transfers to foreclosed properties as part of a proactive collection and workout effort.

•	Net interest margin increased to 2.35 percent for the year ended March 31, 2011, compared to 1.86 percent for the year ended March 31, 2010. While the yield on earning assets decreased by 15 basis points, from 4.74 percent for the year ended March 31, 2010, to 4.59 percent for the year ended March 31, 2011, the cost of funds has declined 67 basis points, from 2.82 percent to 2.15 percent in the same period, primarily due to closely managing our CD portfolio, which significantly improved the net interest margin.

•	Total non-interest income, excluding gains from the sale of investment securities, was $47.2 million for the 12 months ended March 31, 2011, 3.4 percent ahead of the $45.7 million earned in the 12 months ended March 31, 2010. The 2011 results were enhanced by gains of $7.4 million on the sale of 15 branches and $770,000 on the sale of education loans. In addition, a favorable refinancing environment in the housing market led to a $17.1 million gain on the sale of mortgage loans.

•	Non-interest expense for the twelve months ended March 31, 2011, decreased by $27.4 million to $130.8 million, compared to the same period last year, primarily due to reductions in compensation expenses and FDIC insurance premiums.
Capital Ratios
Tier 1 (Core) Capital Ratio for the Bank was 4.26 percent at March 31, 2011, compared to 3.73 percent at March 31, 2010. Total Risk-Based Capital Ratio for the Bank was 8.04 percent and 7.32 percent, respectively, for the same periods. Under OTS requirements, a bank must have a Tier 1 (Core) Capital ratio of 4.0 percent or greater and a total Risk-Based Capital Ratio of 8.0 percent or greater to be considered adequately capitalized. The Bank continues to work toward the requirements of the previously issued Cease and Desist Order that requires Tier 1 (Core) Capital ratio of 8.0 percent and total Risk-Based Capital Ratio of 12.0 percent.
“The improvement in capital was achieved through a number of initiatives, including reducing the size of the balance sheet, enhancing asset/liability management, improving asset quality and creating a more efficient operating platform,” stated Bauer. “Continuing to improve this number remains a key focus of the Bank.”
The Corporation continues to work with Sandler O’Neill & Partners, L.P. as a financial advisor in the capital raising efforts. “We are actively engaged with our advisors and believe that the changes and improvements we’ve been making have increased the likelihood of attracting outside capital,” said Bauer.
Credit Quality Improvement Efforts Continue
Provision for credit losses for the three months ended March 31, 2011, was $10.2 million, as compared to $20.2 million for the comparable period in 2010. For the twelve months ended March 31, 2011, the provision was $51.2 million, significantly lower than the prior year expense of $161.9 million.
Early stage and overall delinquencies stabilized in the fourth quarter of fiscal 2011. Total non-performing assets decreased $58.4 million, or 12.8 percent, to $397.0 million as of March 31, 2011, from $455.4 million as of March 31, 2010. Total non-performing loans decreased $93.6 million, or 23.4 percent, to $306.3 million as of March 31, 2011, from $399.9 million as of March 31, 2010.
Bauer added, “We have seen some improvement in early stage and overall delinquencies in the fourth quarter. This, coupled with the Bank’s ongoing efforts to aggressively work out troubled credits, has led to a decline in the level of non-performing loans. However, this positive trend has been somewhat offset by an increase in the volume of foreclosed properties on the consolidated balance sheet. Total foreclosed properties and repossessed assets were $55.4 million at March 31, 2010 and $90.7 million at March 31, 2011. This increased level of foreclosed properties has a direct negative impact on the expenses related to foreclosed properties and repossessed assets due to the high cost of carrying these assets.”
Expenses Continue on Favorable Trend
Total interest expense declined 46.2 percent for the quarter from the previous year, to $15.8 million as of March 31, 2011, due in large part to a decrease of nearly $10.3 million in interest on deposits compared to the same quarter in 2010. Additionally, the Bank’s cost of funds declined 67 basis points to 2.15 percent, down from 2.82 percent for the fiscal year ended March 31, 2010.
Non-interest expense for the twelve months ended March 31, 2011, was $130.8 million, compared to $158.2 million for the twelve months ending March 31, 2010, a decrease of $27.4 million, or 17.3 percent. This decrease was driven by reductions of $11.0 million in compensation expenses and $7.2 million in FDIC insurance premiums.
About Anchor Bancorp Wisconsin, Inc.
Anchor BanCorp’s stock is traded on the NASDAQ exchange under the symbol ABCW. AnchorBank fsb, the wholly owned subsidiary, has 57 offices. All are located in Wisconsin.
For More Information
For more information, contact Emily Campbell, VP — Marketing & Communications, at (608) 252-1436.
Forward-Looking Statements
This news release contains certain forward-looking statements, as that term is defined in the U.S. federal securities laws. In the normal course of business, we, in an effort to help keep our shareholders and the public informed about our operations, may from time to time issue or make certain statements, either in writing or orally, that are or contain forward-looking statements. Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions made by or to be made by us, projections involving anticipated revenues, earnings, liquidity, profitability or other aspects of operating results or other future developments in our affairs or the industry in which we conduct business. Although we believe that the anticipated results or other expectations reflected in our forward-looking statements are based on reasonable assumptions, we can give no assurance that those results or expectations will be attained. You should not put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update them in light of new information or future events, except to the extent required by federal securities laws. Please refer to our Annual Report for the fiscal year ending March 31, 2011, on Form 10-K, as filed with the Securities and Exchange Commission, for a more comprehensive discussion of forward-looking statements and the risks and uncertainties associated with our business.